EXHIBIT 10.16

AGREEMENT FOR PURCHASE AND SALE OF ASSETS

between

CAH RESTAURANTS OF CALIFORNIA, LLC

(“Seller”)

and

CALIFORNIA PIZZA KITCHEN, INC.

(“Purchaser”)

Dated as of December 29, 2003

TABLE OF CONTENTS

Article I. PURCHASE AND SALE OF ASSETS; ASSUMPTION OF ASSUMED LIABILITIES		3

1.1	Purchase and Sale of Assets	3
1.2	Limited Assumption of Liabilities	4
1.3	Liquor Licenses	4
1.4	Purchase Price	4
1.5	Payment of Seller’s Payables	5
1.6	Allocation	5
1.7	Termination of CPK/CAH Agreements	5
1.8	Sales Taxes	5
1.9	Proration of Expenses	5
1.10	Handling of Prior Claims	6
1.11	Additional Insureds	6
1.12	Employee Welfare Insurance	6
1.13	Employment and Sales and Use Taxes	6
1.14	Accrued Vacation Liabilities	7
1.15	Closing Costs and Expenses	7
1.16	Closing Conditions	7

Article II. REPRESENTATIONS AND WARRANTIES OF SELLER		7

2.1	Organization and Authority	7
2.2	Absence of Conflicts	7
2.3	Power and Authority	8
2.4	Financial Statements	8
2.5	Title to Property; Encumbrances	9
2.6	Inventory	9
2.7	Employees and Labor Matters	9
2.8	Litigation	10
2.9	Income and Other Taxes	10
2.10	No Undisclosed Liabilities	10
2.11	Permits, Licenses, Etc.	10
2.12	Hazardous Materials	11
2.13	Consents	11
2.14	Contracts	11
2.15	Compliance with Law	12
2.16	Absence of Certain Changes	12
2.17	Affiliations	12
2.18	Brokers’ Fees	12
2.19	Disclosure	12

Article III. REPRESENTATIONS AND WARRANTIES OF PURCHASER		13

3.1	Organization and Good Standing	13
3.2	Absence of Conflicts	13

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3.3	Corporate Power and Authority	13
3.4	Litigation	14
3.5	Income and Other Taxes	14
3.6	Purchaser Shares	14
3.7	Consents	14
3.8	Compliance with Law	14
3.9	SEC Documents	14
3.10	Absence of Certain Changes	15
3.11	Brokers’ Fees	15
3.12	Disclosure	15

Article IV. GENERAL PROVISIONS		15
4.1	Survival of Representations and Warranties	15
4.2	Indemnification	15
4.3	Complete Agreement	18
4.4	Expenses	18
4.5	Further Action	18
4.6	Notices	18
4.7	Publicity	19
4.8	Mediation	20
4.9	Remedies	20
4.10	Attorneys’ Fees	20
4.11	Construction of Agreement	20
4.12	Severability	21
4.13	Assignment; Successors and Assigns	21
4.14	Time of Essence	21
4.15	No Obligations to Third Parties	21
4.16	Governing Law	21

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SCHEDULES

SCHEDULE	SUBJECT
1.1	Excluded Assets
1.1(c)	Physical Assets
1.1(d)	Personal Property Leases
1.1(e)	Inventory
1.2	Assumed Contracts
1.6	Purchase Price Allocation
1.10	Prior Claims
2.2	Conflicts
2.3	Restrictions
2.4	Financial Statements
2.5(c)	Consents
2.7	Employee and Labor Matters
2.8	Litigation
2.10	Liabilities
2.11	Permits
2.12	Hazardous Materials
2.13	Required Consents
2.17	Affiliates
3.4	Litigation

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EXHIBITS

EXHIBIT 1.1(a)	Lease Amendment

EXHIBIT 1.3	Management Agreement

EXHIBIT 1.16	Bill of Sale

EXHIBIT 1.16A	Indemnity Letter

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AGREEMENT FOR PURCHASE AND SALE OF ASSETS

THIS AGREEMENT FOR PURCHASE AND SALE OF ASSETS (this “Agreement”) is made as of the 29th day of December 2003 (the “Closing Date”) by and between CAH RESTAURANTS OF CALIFORNIA LLC, a California limited liability company (“Seller”) and CALIFORNIA PIZZA KITCHEN, INC., a California corporation (“Purchaser”).

R E C I T A L S

A. Pursuant to a Franchise Agreement between Purchaser and Seller dated as of July 15, 1997 (as amended, the “Thousand Oaks Franchise Agreement”), Seller owns a California Pizza Kitchen ASAP restaurant (the “Thousand Oaks Restaurant”) in Thousand Oaks, California and, pursuant to a Franchise Agreement between Purchaser and Seller (as amended, the “Ventura Franchise Agreement” and, together with the Thousand Oaks Franchise Agreement, the “Franchise Agreements”), a full service California Pizza Kitchen restaurant (the “Ventura Restaurant” and, together with the Thousand Oaks Restaurant, the “Restaurants”) in Ventura, California (collectively, the “Business”).

B. Pursuant to an Agreement to Develop New Restaurants between Purchaser and Seller dated as of July 15, 1997 (as amended, the “Development Agreement”), Seller had obtained the right to construct multiple California Pizza Kitchen restaurants to be operated by Seller under franchise agreements with Purchaser.

C. Pursuant to a Retail Center Lease Agreement dated as of June 9, 1997 among Seller, U.S.A. Investments, Inc. and Westlake Promenade LLC (as amended, the “Thousand Oaks Lease”), Seller has leased the space in which the Thousand Oaks restaurant is operated from an affiliate of Seller, and pursuant to a Lease Agreement dated as of November 8, 2000 between Macerich BuenaVentura Limited Partnership (“Macerich”) and Seller (as amended, the “Ventura Lease” and, together with the Thousand Oaks Lease, the “Leases”), Seller has leased the space in which the Ventura restaurant is operated (such facilities are collectively referred to herein as the “Real Property”).

D. Seller and Purchaser desire that Seller sell to Purchaser, and Purchaser desires to purchase from Seller, Seller’s leasehold interest in the Real Property, together with all of the improvements thereon, and all of Seller’s rights, title and interest in the assets utilized in the Business (collectively, the “Assets”).

E. Purchaser and Seller desire to terminate the Franchise Agreements and the Development Agreement (collectively, the “CPK/CAH Agreements”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby mutually covenant and agree as follows:

ARTICLE I.

PURCHASE AND SALE OF ASSETS;

ASSUMPTION OF ASSUMED LIABILITIES

1.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein Seller hereby sells to Purchaser, and Purchaser hereby purchases from Seller, free and clear of all liens, mortgages, charges, security interests, claims, restrictions, easements and encumbrances of any kind or nature whatsoever (collectively, “Liens”), all of Seller’s rights, title and interest in the Assets, other than the assets set forth on Schedule 1.1 which are being retained by Seller (collectively, the “Excluded Assets”). The Assets include, without limitation:

(a)	the leasehold interests in the Real Property under the Leases as amended through the date hereof and as further amended by that certain Amendment No. 1 to Lease (“Lease Amendment”) in the form set forth on Exhibit 1.1(a) attached hereto;

(b)	all of the improvements on and to the Real Property (collectively, the “Improvements”);

(c)	all physical equipment, furniture, fixtures, machinery, food operations, concession equipment and all other tangible personal property used in the conduct of the Business, including office equipment and supplies, computer systems (hardware and software), and telephone systems, a list of each of which having an approximate cost or fair market value equal to or greater than $2,500 is set forth on Schedule 1.1(c) (collectively, the “Physical Assets”);

(d)	any and all leasehold interests in any assets (other than the Real Property) leased by Seller in connection with the Business (the “Leased Assets”) pursuant to equipment or other leases, including subleases (the “Personal Property Leases”), a list of which is set forth on Schedule 1.1(d);

(e)	the inventory of Seller, a list of which as of the Closing Date is set forth on Schedule 1.1(e) (collectively, the “Inventory”);

(f)	copies of all records and books of account relating to the Business;

(g)	all of the transferable Permits (as defined in Section 2.11) used in connection with the Business, including without limitation those Permits set forth on Schedule 2.11;

(h)	$1,500 cash at each of the Restaurants;

(i)	all goodwill associated with the Business; and

(j)	all other tangible and intangible property used in the Business not specifically listed above, whether now existing or hereafter acquired.

1.2 Limited Assumption of Liabilities. Purchaser hereby assumes, and agrees to pay, perform and discharge in due course, those liabilities and obligations of Seller with respect to: (i) the Leases; (ii) the Personal Property Leases; (iii) those contracts, agreements and other instruments set forth on Schedule 1.2 (the “Assumed Contracts”), but in each case only to the extent of obligations under (i), (ii) or (iii) accruing and relating to periods after the Closing Date; (the obligations set forth in clauses (i) through (iii) are referred to herein collectively as the “Assumed Liabilities”). Except for the Assumed Liabilities, Purchaser shall not assume or have any responsibility for any debt, liability, obligation or commitment of any nature, whether now or hereafter existing, absolute, contingent or otherwise, known or unknown, relating to Seller, the Assets, the Real Property or the Business, including, without limitation, the following liabilities and obligations, all of which shall be retained by Seller: (i) any liability of Seller for any federal, state or local taxes with respect to the Assets, the Real Property or the Business for any period prior to the Closing Date; (ii) any liability of Seller to third parties resulting from the negotiation of this Agreement and the consummation of the transactions contemplated hereby; (iii) any liability of Seller or any member of Seller to any other member of Seller, including without limitation any Damages, Actions or Claims (as such terms are hereinafter defined) (“Member Liabilities”); (iv) any liability of Seller with respect to the Assets, the Real Property or the Business to the extent such liabilities accrue or relate to a period prior to the Closing Date (collectively, the “Excluded Liabilities”).

1.3 Liquor Licenses. In connection with Purchaser’s purchase of the Assets, Seller shall execute (and shall use its commercially reasonable efforts to cause any necessary third parties to execute) any and all instruments and take any and all other action necessary (including, but not limited to, the escrow of Forty Thousand Dollars ($40,000) of the Purchase Price) to transfer to Purchaser any and all liquor licenses held by Seller and any third parties in connection with the operation of the Business. The costs associated with the transfer of the liquor licenses to Purchaser shall be borne by Purchaser. On the Closing Date, Seller shall enter into the Alcoholic Beverage Operations Agreement in the form attached hereto as Exhibit 1.3 (the “Management Agreement”) in order to operate the beverage component of the Business on Purchaser’s behalf for 120 days after the Closing Date or, if earlier, until Purchaser shall have obtained all requisite liquor licenses to operate the beverage component of the Business itself or through one of its affiliates.

1.4 Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price to be paid by Purchaser to Seller for the Assets shall be Two Million Five Hundred Three Thousand Dollars ($2,503,000) (as adjusted as provided herein, the “Purchase Price”). The Purchase Price shall be increased by the value of the Business’ pre-paid expenses, if any, on the date hereof. The Purchase Price shall be payable in United States Dollars as follows:

(a)	Purchaser shall deliver One Million Two Hundred Fifty-Three Thousand Dollars ($1,253,000) to Seller by wire transfer, less any amounts deposited into escrow pursuant to Section 1.3.

(b)	Purchaser shall deliver to Seller One Million Two Hundred Fifty Thousand Dollars ($1,250,000) in shares of Purchaser’s Common Stock, par value $0.01 per share (the “Purchaser Shares”). Each share of Common Stock shall be valued at the average closing price of Purchaser’s Common Stock as reported by the Nasdaq Online service for the thirteen (13) consecutive trading days immediately preceding the Closing Date. No fractional shares shall be issued pursuant to this Section 1.4(b) and the Purchaser Shares shall be rounded to the nearest whole share.

(c)	Seller hereby assigns the Purchaser Shares to Rick J. Caruso, the indirect owner of 100% of Seller, and hereby directs Purchaser to cause the certificate for the Purchaser Shares to be issued in the name of, and delivered to, Mr. Caruso.

1.5 Payment of Seller’s Payables. Seller shall be responsible for the payment of all trade accounts payable and accrued liabilities arising out of the operation of the Business prior to the Closing Date (collectively, “Seller’s Payables”). Seller’s obligation to pay Seller’s Payables shall not be subject to any limitation set forth in Section 4.2(g).

1.6 Allocation. The Purchase Price shall be allocated among the Assets as set forth in Schedule 1.6. Such allocation shall be adopted for all purposes related to the sale of the Assets hereunder, and Seller and Purchaser agree not to file a tax return or otherwise take a position for tax purposes, or otherwise, inconsistent with this allocation.

1.7 Termination of CPK/CAH Agreements. The parties acknowledge and agree that each of the CPK/CAH Agreements is terminated in its entirety effective as of the date hereof.

1.8 Sales Taxes. The parties hereto acknowledge and agree that all sales taxes arising out of the transfer of the Assets from Seller to Purchaser shall be payable fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.

1.9 Proration of Expenses. The parties shall prorate as of 12:01 A.M. on the Closing Date all operating expenses that are capable of proration on a per diem basis, including, without limitation, the following:

(a)	Taxes. All ad valorem, personal property and use taxes and all taxes and assessments accruing with respect to the Real Property, all sales taxes, if any, arising in connection with the revenues received from the Business, and all unemployment taxes arising in connection with the operation of the Business; and

(b)	Utilities. Prior to the Closing Date, Seller has notified all utility companies servicing the Real Property of the anticipated change in ownership of the Business and requested that all billings after the Closing Date be made to Purchaser at the address of the Business.

In the event that Purchaser pays any fees, charges or taxes which it is not required to pay hereunder, Seller agrees to reimburse Purchaser immediately in the amount of such fees, charges or taxes paid by Purchaser. In the event that Seller pays any fees, charges or taxes which it is not required to pay hereunder, Purchaser agrees to reimburse Seller immediately in the amount of such fees, charges or taxes paid by Seller. The prorations to be made hereunder shall be effected by the parties hereto through an appropriate adjustment in the Purchase Price.

1.10 Handling of Prior Claims. Except for the Assumed Liabilities, Seller covenants and agrees to handle and resolve all claims, actions and suits brought by any natural person, corporation, business trust, association, partnership, limited liability company, joint venture, governmental entity or any other entity (each, a “Person”) which relate to or arise in any way out of the operation of the Business prior to the Closing Date, including without limitation any claims under Seller’s general liability insurance, workers’ compensation insurance or any other Employee Welfare Benefit Plans (as such term is defined in Section 3(1) of ERISA) (each, a “Prior Claim”), and shall cause its insurers to handle and resolve all Prior Claims, in each case in a manner consistent with the historical policies and practices of Seller. Schedule 1.10 sets forth a list of all Prior Claims which are not finally resolved of which Seller has Knowledge as of the Closing Date. Seller shall deliver monthly reports describing the status of each Prior Claim to Purchaser until all Prior Claims have been finally resolved. “Knowledge” with respect to Seller means the actual knowledge of Rick J. Caruso, David Liston, Stephanie Brewster and Sheila Fundaburk. “Knowledge” with respect to Purchaser means the actual knowledge of Richard L. Rosenfield, Larry S. Flax and Gregory S. Levin.

1.11 Additional Insureds. Seller shall name Purchaser as an additional insured on Seller’s general liability, workers’ compensation, employment practices liability and umbrella insurance policies relating to the Business. Each of such policies is occurrence-based and Seller may make claims thereunder until at least April 15, 2005. The general liability policy has minimum coverage of at least Seven Million Dollars ($7,000,000) aggregate, including excess, and One Million Dollars ($1,000,000) per occurrence; the workers’ compensation policy has minimum coverage of at least One Million Dollars ($1,000,000) per accident; the employment practices liability insurance policy has minimum coverage of at least One Million Dollars ($1,000,000) per occurrence; and the umbrella insurance policy has minimum coverage of at least Ten Million Dollars ($10,000,000). Purchaser shall name Seller as an additional insured under Purchaser’s general liability insurance policies relating to the Business through at least April 15, 2005.

1.12 Employee Welfare Insurance. Seller shall use commercially reasonable efforts to cause its insurance carriers to honor all claims for benefits under the Employee Welfare Benefit Plans (as such term is defined in Section 3(1) of ERISA) maintained by Seller on behalf of the employees of Seller incurred through the Closing Date in accordance with and subject to the terms of such welfare plans, without interruption as a result of the employment by Purchaser of any such employee subsequent to the Closing Date. Seller shall maintain coverage of its employees under each employee’s current medical insurance policy, if any, through December 31, 2003. Effective January 1, 2004, Purchaser shall make medical insurance coverage available to all of Seller’s eligible employees who are hired by Purchaser and who had coverage under Seller’s policies as of the Closing Date. Seller, at Seller’s sole cost and expense, shall provide COBRA coverage to its eligible employees in accordance with applicable laws and regulations; provided that Seller shall not be responsible for the cost and expenses for such employees’ COBRA premiums, which shall be the responsibility of the employees themselves.

1.13 Employment and Sales and Use Taxes. Seller has, and will, pay when due all contributions, interest and penalties payable with respect to the Business for periods prior to the Closing Date under all applicable unemployment insurance statutes and regulations. Subject to Section 1.8, Seller covenants and agrees that it has, and will, timely pay any and all state and local sales and use taxes, and transactions and use taxes, which derive from activities prior to the Closing Date, whether they become due before, after or on the Closing Date. Purchaser will pay when due all contributions, interest and penalties payable with respect to the Business for periods on and after the Closing Date under all applicable unemployment insurance statutes and regulations. Subject to Section 1.8, Purchaser covenants and agrees that it will pay any and all state and local taxes and use taxes, and transactions and use taxes, which derive from activities on or after the Closing Date, whether they become due before, after or on the Closing Date.

1.14 Accrued Vacation Liabilities. Seller agrees to pay all accrued vacation liabilities owed by it as of the Closing Date to the employees of the Business.

1.15 Closing Costs and Expenses. Except as otherwise provided in this Agreement, Purchaser and Seller shall each pay its own legal and accounting fees and expenses and fifty percent (50%) of any documentary transfer fees and taxes and any other recordation and/or filing charges and fees incurred in connection with the transactions contemplated hereunder. If applicable, Purchaser and Seller shall reimburse the other party for each party’s respective share of the costs referenced in this Section 1.15 previously advanced by the other party as of the Closing.

1.16 Closing Conditions. On the date hereof, Seller shall deliver to Purchaser (i) the Bill of Sale in the form attached as Exhibit 1.16 hereto, and (ii) executed assignment for each Lease which has been consented to by the landlord thereunder. The effectiveness of this Agreement is further conditioned upon the execution and delivery on or prior to the date hereof of: (i) that certain Amendment No. 1 to Retail Center Lease Agreement to be entered into among Seller, Purchaser and Westlake Promenade, LLC; (ii) the indemnity letter in the form attached as Exhibit 1.16A; and (iii) the Management Agreement.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby represents and warrants to Purchaser as follows:

2.1 Organization and Authority.

(a)	Seller (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California and (ii) has full limited liability company power and authority to own and lease the Assets and the Real Property and to carry on the Business as and where the Assets and the Real Property are now owned or leased and the Business is now conducted. Seller has full limited liability company power and authority to execute, deliver and carry out all the terms and provisions of this Agreement, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement.

2.2 Absence of Conflicts. Except as set forth in Schedule 2.2, neither the execution and delivery of this Agreement by Seller, the compliance by Seller with the terms and conditions hereof nor the consummation by Seller of the transactions contemplated hereby will (a) conflict with any of the terms, conditions or provisions of the articles of organization, operating agreement or other organizational documents of Seller, (b) to the Knowledge of Seller, violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Seller, the Assets or the Business, or any governmental permit or license issued to Seller, (c) violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval (other than those required to be obtained which have been duly obtained by Seller) under, the Lease, the Personal Property Leases, the Assumed Contracts, or any other indenture, Lien, lease, agreement or instrument to which Seller is a party or by which it or the Assets are bound, (d) result in the creation of any Lien upon any of the Assets, except in the case of clause (b) those violations which would not have a material adverse effect on Seller or the financial condition, properties or operations of the Business, or on Seller’s ability to consummate the transactions contemplated herein (a “Material Adverse Effect”).

2.3 Power and Authority.

(a)	Seller has taken all necessary action to authorize Seller’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(b)	This Agreement, the other agreements between the parties referred to herein and each instrument and certificate delivered by Seller pursuant hereto, each constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such obligations and enforceability are limited by bankruptcy, insolvency and other similar laws of general application affecting the enforcement of creditors’ rights and by equitable principles.

(c)	Except as set forth on Schedule 2.3, Seller is not subject to any restriction of any kind or character which prohibits Seller from entering into this Agreement or would prevent or impede its performance of or compliance with all or any part of the Agreement or the consummation of the transactions contemplated hereby.

2.4 Financial Statements.

(a)	Schedule 2.4 hereto contains true and complete copies of the (i) unaudited balance sheet (the “Balance Sheet”) of Seller for the 11-month period ended November 30, 2003 (the “Balance Sheet Date”), and the related unaudited statements of income and retained earnings for the 11-month period then ended, and (ii) the unaudited balance sheets of Seller at December 30, 2001 and December 29, 2002, and the related unaudited statements of income, for the fiscal years then ended (the financial statements described in clause (i) and (ii) above are collectively referred to as the “Financial Statements”).

(b)	The Financial Statements (i) present fairly in all material respects the financial condition of Seller as of the dates indicated therein and the results of operations and changes in financial position of Seller for the period specified therein, and (ii) have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods covered thereby, have been derived from the accounting records of Seller and represent only actual, bona fide transactions.

2.5 Title to Property; Encumbrances.

(a)	Seller has good, marketable, indefeasible and valid title to all of the Assets (except for the Real Property and the property (the “Leased Assets”) subject to the Personal Property Leases) and has good, marketable and valid leasehold title to the Real Property and the Leased Assets, in each case free and clear of all Liens.

(b)	Schedule 1.1(c) contains a list of each item of tangible personal property having a cost or fair market value equal to or greater than $2,500 used in the Business.

(c)	There are no leases or licenses pursuant to which the Seller leases or licenses from others real or personal property in connection with the Business, other than the Lease and the Personal Property Leases, and all of the foregoing are valid, subsisting and effective in accordance with their respective terms, and there is not any existing default or event of default (or event that, with notice or passage of time, or both, would constitute a default) thereunder, except for any defaults that would not have a Material Adverse Effect. True and complete copies of the Leases and the Personal Property Leases have been delivered to Purchaser heretofore. Except as set forth on Schedule 2.5(c), no consent from any third party is required to transfer to Purchaser any of Seller’s rights and interests under the Lease or any of the Personal Property Leases except consents which have been received prior to the Closing Date.

(d)	The personal property described in Schedule 1.1(c) hereto and the Real Property and the Leased Assets comprise all of the real property and material tangible personal property used in the Business. Such Real Property and personal property are sufficient for the continuation of the operation of the Business, as it is currently conducted.

(e)	There are no existing agreements pursuant to which any Person has an option to acquire any interest in any of the Assets.

(f)	No condemnation proceeding is pending or, to the Knowledge of Seller, threatened which would impair the uses of the Real Property or the Improvements thereon. No notice of violation of any applicable federal, state or local law, ordinance or rule or regulation, or of any covenant, condition, restriction or easement affecting the Real Property or with respect to the use or occupancy thereof, has been given by any governmental authority or third party to Seller.

2.6 Inventory. The value of the Inventory as of the Closing Date as set forth on Schedule 1.1(e) reflects the normal inventory valuation policy of Seller, consistent with that of preceding periods, of stating Inventory at the lower of cost or market value.

2.7 Employees and Labor Matters. None of Seller’s employees employed in connection with the Business is subject to any collective bargaining agreement to which Seller is a party or is bound. Seller is in compliance with all federal and state laws respecting employment and employment practices in all material respects and has not engaged in any unfair labor practice. Schedule 2.7 sets forth (i) a list of all employees of Seller related to the Business who have employment contracts, whether oral or written, or loan or other agreements with Seller, true and complete copies of which have heretofore been delivered to Purchaser; and (ii) a list of all written employee benefit plans or agreements of Seller. There is not occurring or, to the Knowledge of Seller, threatened, any strike, slow down, picket, work stoppage or other concerted action by any union or other group of employees or other persons against Seller or the Business. To the Knowledge of Seller, no union or other labor organization has attempted to organize any of the employees of Seller related to the Business. No worker’s compensation or similar claim relating to or involving Seller or the Business has been filed or, to Seller’s Knowledge, is threatened.

2.8 Litigation. Except as set forth on Schedule 2.8 hereto, there is no legal action, suit, arbitration or other legal, administrative or governmental investigation or proceeding (whether federal, state, local or foreign) (each, an “Action”) served and pending or, to the Knowledge of Seller, threatened, against Seller, the Business, the Real Property or the Assets, which, if decided adversely, would have a Material Adverse Effect. Except as set forth on Schedule 2.8, to the Knowledge of Seller, Seller is not in default with respect to any order, writ, judgment, injunction, decree, determination or award any court or of any governmental agency or instrumentality (whether federal, state, local or foreign).

2.9 Income and Other Taxes. Seller has no liabilities for any Taxes for any taxable period ending prior to the Closing Date. Except for Taxes prorated under Section 1.9 hereof which will be paid in accordance with such Section, Seller shall pay all Taxes due in respect of the Business for periods ending prior to the Closing Date when due. For purpose of this Agreement, the term “Taxes” means any federal, state, local, or foreign income, payroll, franchise, property, sales, excise or other tax, tariff, duty, assessment or governmental charge of any nature whatsoever, including any interest, penalty or addition thereon or thereto, imposed, assessed, charged or levied by any governmental authority.

2.10 No Undisclosed Liabilities. Except (i) to the extent set forth or provided for in the Balance Sheet, (ii) as set forth on Schedule 2.10 hereto or (iii) for current liabilities incurred since the Balance Sheet Date in the usual and ordinary course of business, as of the date hereof, Seller has no material liabilities, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether the amounts thereof are readily ascertainable or not, or any unrealized or anticipated losses from any commitments of a contractual nature, including Taxes with respect to or based upon the transactions or events occurring prior to the Closing Date.

2.11 Permits, Licenses, Etc. Seller possesses, and is operating in compliance with, all zoning and other franchises, licenses, permits (including conditional use and other similar permits), certificates, authorizations, rights and other approvals of governmental bodies, agencies and instrumentalities thereof necessary to conduct the Business as currently conducted (the “Permits”) and the operation of each Real Property is in compliance in all material respects with all zoning and other similar laws (without being in compliance as a “permitted, non-conforming use”). Schedule 2.11 hereto contains a true and complete list of all Permits. Each Permit has been lawfully and validly issued, and no proceeding is pending or, to the Knowledge of Seller, threatened, involving the revocation, suspension or limitation of any Permit. The consummation of the transactions contemplated by this Agreement will not result in the revocation, suspension or limitation of any Permit and, except as set forth in Schedule 2.11, no Permit will require the consent of its issuing authority to, or as a result of, the consummation of the transactions contemplated hereby.

2.12 Hazardous Materials.

(a)	Except as disclosed in Schedule 2.12, no Hazardous Material (defined as any toxic or hazardous substance, material or waste, or any pollutant, contaminant or infectious or radioactive material, including but not limited to those substances, materials and wastes regulated under any federal, state or local law, ordinance, regulation, administrative rule or policy which classifies, regulates, lists or defines hazardous substances, materials, waste, contaminants or pollutants (collectively, “Hazardous Materials Laws”)): (i) has been released, placed, stored, generated, used, manufactured, treated, deposited or disposed of on, under or within the Real Property, (ii) is presently maintained, used, generated, or permitted to remain in place on, under or within any Real Property in violation of any applicable law, (iii) is on, under or within any Real Property which is required by applicable law to be eliminated, removed, treated or mitigated by Seller, given the nature of its present condition, location, nature, material or maintenance, or (iv) is on, under or within any Real Property or is of a type, location, material, nature or condition which requires special notification to third parties by Seller under applicable laws, which in each case would have a Material Adverse Effect. Seller has at all times to and through the date hereof maintained the Real Property and the Assets and conducted the Business in accordance with all Hazardous Materials Laws in all material respects.

(b)	No notice, citation, summons or order has been received by Seller, no penalty has been assessed against Seller, to Seller’s Knowledge, no notice has been given, nor any complaint filed, and no investigation or review is pending or, to Seller’s Knowledge, threatened, by any governmental or other entity, with respect to (i) any alleged violation by Seller of any Hazardous Materials Law in connection with Seller’s ownership or operation of the Business, or (ii) any alleged failure by Seller to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the Business, or (iii) any use, possession, generation, treatment, storage, recycling, transportation, release or disposal by or on behalf of Seller of Hazardous Material or other hazardous, toxic or polluting substance or waste in connection with Seller’s ownership or operation of the Business.

2.13 Consents. All consents, authorizations and approvals of any court, arbitrator or any other Person that are required to be obtained by Seller in connection with the consummation of the transactions contemplated by this Agreement or that are necessary in connection with the Business as currently conducted, or for which the failure to obtain the same would have, individually or in the aggregate, a Material Adverse Effect, have been obtained by Seller, except as described in Schedule 2.13 hereto.

2.14 Contracts. Except for the Assumed Contracts, the Personal Property Leases and the Leases, and the CPK/CAH Agreements, there is no contract, agreement, lease, permit, commitment, arrangement or other instrument to which any Seller is a party which is necessary to conduct the Business as presently conducted, or that otherwise affects the Business in any material way. There has not been any default in any obligation to be performed by any Seller (or, to Seller’s Knowledge, any third party) under any Lease, Assumed Contract or Personal

Property Lease, and the Seller has not waived any right thereunder or with respect thereto which, in each case, would individually or in the aggregate have a Material Adverse Effect. Each of the Leases, Assumed Contracts, and Personal Property Leases is in full force and effect and has not been modified by the parties thereto through any agreement, understanding or course of conduct.

2.15 Compliance with Law. The Business has not been conducted and is not being conducted, and Seller is not and has not been, in violation of, nor received any notice of any alleged violation of, or any citation for noncompliance with, any applicable federal, state or local statute, law, rule, regulation, ordinance, permit, order, decree of, or other lawful obligation imposed by, any court or governmental authority or instrumentality, which violation or non-compliance would have a Material Adverse Effect. Seller has made all required registrations and filings with all applicable federal, state and local government authorities relating to the Business as currently conducted, including all registrations and filings relating to Hazardous Materials, except for such registrations or filings, the failure of which to make would not have a Material Adverse Effect. All such registrations, filings and submissions were in compliance in all material respects with all legal requirements and other requirements when filed, and no material deficiencies have been asserted by any applicable governmental entities with respect to such registrations, filings or submissions. Seller has not received notice nor has Knowledge of any violation by Seller of any applicable zoning regulation, zoning ordinance or land use law or regulation (including setback requirements) relating to the Business or any of the Real Property.

2.16 Absence of Certain Changes. Since the Balance Sheet Date, there has been no material adverse change in the Business or financial condition, assets, or operations of Seller.

2.17 Affiliations. Except as set forth on Schedule 2.17, none of Seller, any officer, director or employee of Seller or any associate or affiliate of Seller or any of such Persons has, directly or indirectly, (i) an interest in any corporation, partnership or other Person that (A) furnishes or sells services or products that are furnished or sold by Seller or (B) purchases from or sells or furnishes to Seller any goods or services, or (ii) a beneficial interest in any contract or agreement to which any Seller is a party or by which it or any Assets or the Business are bound or affected.

2.18 Brokers’ Fees. No broker, finder or similar agent (“Broker”) has been employed by or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and Seller has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

2.19 Disclosure. No representation or warranty of Seller in this Agreement and no information contained in any Schedule delivered by Seller pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact required to make the statements herein or therein not misleading.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

3.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Purchaser has full corporate power and authority to (i) execute, deliver and carry out all the terms and provisions of this Agreement, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement, and (ii) own and lease its assets and real property and to carry on its business as now conducted.

3.2 Absence of Conflicts. Neither the execution and delivery of this Agreement by Purchaser, the compliance by Purchaser with the terms and conditions hereof nor the consummation by Purchaser of the transactions contemplated hereby will (a) conflict with any of the terms, conditions or provisions of the articles of incorporation, bylaws or other charter documents of Purchaser, (b) to the Knowledge of Purchaser, violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to, or any governmental permit or license issued to, Purchaser, or (c) violate or be in conflict with or result in a breach of or constitute (with or without notice or lapse of time or both) a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval (other than those required to be obtained which have been duly obtained by Purchaser) under, any indenture, Lien, lease, agreement or instrument to which Purchaser is a party or by which it is bound, except in the case of clause (b), those violations which would not have a material adverse effect on Purchaser, or on Purchaser’s ability to consummate the transactions contemplated herein (a “Purchaser Material Adverse Effect”).

3.3 Corporate Power and Authority.

(a)	Purchaser has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(b)	This Agreement, each of the other agreements between the parties referred to herein and each instrument and certificate delivered by Purchaser pursuant hereto, each constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such obligations and enforceability are limited by bankruptcy, insolvency and other similar laws of general application affecting the enforcement of creditors’ rights and by equitable principles.

(c)	Purchaser is not subject to any restriction of any kind or character which prevents Purchaser from entering into this Agreement or would prevent or impede its performance of or compliance with all or any part of the Agreement, or the consummation of the transactions contemplated hereby.

3.4 Litigation. Except as set forth on Schedule 3.4 hereto, there is no Action served and pending or, to the Knowledge of Purchaser, threatened, against or affecting Purchaser or its business, which, if decided adversely, would have a Purchaser Material Adverse Effect. Except as set forth on Schedule 3.4, to the Knowledge of Purchaser, Purchaser is not in default with respect to any order, writ, judgment, injunction, decree, determination or award any court or of any governmental agency or instrumentality (whether federal, state, local or foreign).

3.5 Income and Other Taxes. Except for Taxes prorated under Section 1.9 hereof which will be paid in accordance with such Section, Purchaser shall pay all Taxes due in respect of the Business for periods beginning on or after the Closing Date when due.

3.6 Purchaser Shares. The Purchaser Shares will be delivered to Seller free and clear of all Liens. Upon issuance in accordance with this Agreement, the Purchaser Shares will be validly issued, fully paid and non-assessable.

3.7 Consents. All consents, authorizations and approvals of any court, arbitrator or any other Person that are required to be obtained by Purchaser in connection with the issuance of the Purchaser Shares or the consummation of the transactions contemplated by this Agreement have been obtained by Purchaser.

3.8 Compliance with Law. Except as set forth on Schedule 3.4, the Purchaser’s business has not been conducted and is not being conducted, and Purchaser is not and has not been in violation of, nor received any notice of any alleged violation of, or any citation for noncompliance with, any applicable federal, state or local statute, law, rule, regulation, ordinance, permit, order, decree of, or other lawful obligation imposed by, any court or governmental authority or instrumentality, which violation or non-compliance would have a Purchaser Material Adverse Effect. Purchaser has made all required registrations and filings with all applicable federal, state and local government authorities relating to its business as currently conducted, including all registrations and filings relating to Hazardous Materials, except for such registrations or filings, the failure of which to make would not have a Purchaser Material Adverse Effect. All such registrations, filings and submissions were in compliance in all material respects with all legal requirements and other requirements when filed, and no material deficiencies have been asserted by any applicable governmental entities with respect to such registrations, filings or submissions. Purchaser has not received notice nor has Knowledge of any violation by Purchaser of any applicable zoning regulation, zoning ordinance or land use law or regulation (including setback requirements) relating to any material portion of its business or its real property.

3.9 SEC Documents. A true and complete copy of each report, registration statement, prospectus and definitive proxy statement filed by Purchaser with the Securities and Exchange Commission (“SEC”) since January 1, 2002 and prior to the date of this Agreement (the “SEC Documents”) is available for Seller’s review through the SEC’s website. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Purchaser contained in the SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of United States generally accepted accounting principles (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of Purchaser and its consolidated subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Purchaser and its consolidated subsidiaries for the periods presented therein, respectively, and have been derived from the accounting records of Purchaser and represent only actual, bona fide transactions.

3.10 Absence of Certain Changes. Since the latest balance sheet date in the SEC Documents, there has been no material adverse change in the business or financial condition, assets, or operations of Purchaser.

3.11 Brokers’ Fees. No Broker has been employed by or on behalf of Purchaser in connection with this Agreement or the transactions contemplated hereby, and Purchaser has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

3.12 Disclosure. No representation or warranty of Purchaser in this Agreement and no information contained in any Schedule delivered by Purchaser pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact required to make the statements herein or therein not misleading.

ARTICLE IV.

GENERAL PROVISIONS

4.1 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement or in any writing delivered pursuant to the provisions of this Agreement or on the Closing Date shall survive any examination by or on behalf of any party hereto and shall survive the Closing Date and the consummation of the transactions contemplated hereby for a period of one year.

4.2 Indemnification.

(a)	Seller hereby covenants and agrees to defend, indemnify and save and hold harmless Purchaser, together with its officers, directors, employees, shareholders, attorneys and representatives and each person who controls Purchaser within the meaning of the Securities Act (collectively, the “Purchaser Indemnified Parties”), from and against any loss, cost, expense, liability, claim or legal damages (including, without limitation, reasonable fees and disbursements of counsel and accountants and other costs and expenses incident to any actual or threatened claim, suit, action or proceeding (each, an “Action”) and all costs of investigation) (collectively, the “Damages”) arising out of or resulting from: (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by Seller in this Agreement or in any Schedule delivered by Seller pursuant to this Agreement; (ii) the failure of Seller to perform or observe fully any covenant, agreement or provision required to be performed or observed by it pursuant to this Agreement; (iii) the Excluded Liabilities, including without limitation Member Liabilities; (iv) any claims of third parties claiming compensation, commissions or expenses for services as a Broker or finder based upon obligations incurred by Seller; or (v) any actual or threatened Action arising out of or resulting from the conduct of Seller or Seller’s operations prior to the Closing Date.

(b)	Purchaser covenants and agrees to indemnify and save and hold harmless Seller, together with its officers, employees, members, attorneys and representatives and each person who controls Seller within the meaning of the Securities Act, from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement or in any Schedule delivered by Purchaser pursuant to this Agreement; (ii) the failure by Purchaser to perform or observe any covenant, agreement or condition required to be performed or observed by it pursuant to this Agreement; (iii) the Assumed Liabilities; (iv) any claims of third parties claiming compensation, commissions or expenses for services as a Broker or finder based upon obligations incurred by Purchaser; or (v) any actual or threatened Action arising out of or resulting from the conduct of the Business or its operations on or after the Closing Date.

(c)	In the event that any indemnified party is made a defendant in or party to any action, suit, proceeding or claim, judicial or administrative, instituted by any third party for Damages (any such third party action, suit, proceeding or claim being referred to as a “Claim”), the indemnified party (referred to in this clause (c) as the “notifying party”) shall give notice thereof as soon as practicable and in any event within thirty (30) days after the indemnified party receives notice thereof (but, in all events, at least twenty (20) business days prior to the date that an answer to such Claim is due to be filed). The failure to give such notice shall not affect whether an indemnifying party is liable to provide indemnification hereunder unless such failure has prejudiced the indemnifying party’s defense of such Claim. The indemnifying party may contest and defend such Claim so long as the indemnifying party: (i) diligently contests and defends such Claim, and (ii) acknowledges in writing that it is obligated to provide indemnification with respect to such Claim. Notice of the intention so to contest and defend shall be given by the indemnifying party to the notifying party within twenty (20) business days after the notifying party delivers notice of a Claim (but, in all events, at least ten (10) business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the indemnifying party and approved by the indemnified party (which approval will not be unreasonably withheld or delayed). The notifying party shall be entitled, at its own cost and expense (which expense shall not constitute Damages unless the notifying party reasonably determines that the indemnifying party is not adequately representing or, because of a conflict of interest, may not adequately represent, the interests of the indemnified parties, and has provided the indemnifying party with timely notice of such determination, and then only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the notifying party elects to participate in such defense, the notifying party will cooperate with the indemnifying party in the conduct of such defense. Neither the notifying party nor the indemnifying party may concede, settle or compromise any Claim without the consent of the other party, which consent will not be unreasonably withheld or delayed in light of all factors of importance to such party. Notwithstanding the foregoing, if the indemnifying party fails to acknowledge in writing its obligation to provide indemnification in respect of such Claim, to assume the defense thereof with counsel reasonably satisfactory to the notifying party or to diligently contest and defend such Claim, then the notifying party alone shall be entitled to contest, defend and settle such Claim in the first instance (in which case, all expenses incurred in connection therewith shall constitute Damages) and, only if the notifying party chooses not to contest, defend or settle such Claim, the indemnifying party shall then have the right to contest and defend (but not settle) such Claim.

(d)	In the event any indemnified party shall have a claim against any indemnifying party that does not involve a Claim, the indemnified party shall deliver a written notice of such claim to the indemnifying party with reasonable promptness, and in any event no later than the earlier of (i) the last day of the calendar quarter following the quarter in which the indemnified party identifies such claim, and (ii) April 15, 2005. The failure to give such notice shall not affect whether an indemnifying party is liable for reimbursement unless such failure has resulted in the loss of substantive rights with respect to the indemnifying party’s ability to defend such claim, and then only to the extent of such loss. If the indemnifying party notifies the indemnified party that it does not dispute the claim described in such notice, the Damages in the amount specified in the indemnified party’s notice will be conclusively deemed a liability of the indemnifying party and the indemnifying party shall pay the amount of such Damages to the indemnified party on demand.

(e)	Any claim for indemnity under this Section 4.2 (an “Indemnification Claim”) shall be delivered in writing to the indemnifying party and set forth with reasonable specificity as to the amount claimed and the underlying facts supporting such claim, and enclose any relevant material documentation in the indemnified party’s possession, such as petitions or subpoenas received by the indemnified party. The indemnifying party shall have fifteen (15) days to accept or dispute such Indemnification Claim.

(f)	The foregoing indemnification provisions are each party’s exclusive remedy for any breach of representation, warranty, covenant or agreement under this Agreement.

(g)	For purposes of determining whether there has been with respect to any item, matter or occurrence a breach of a particular representation or warranty made hereunder, no effect shall be given to any limitation as to “materiality” or “Material Adverse Effect” or “Purchaser Material Adverse Effect” set forth in any such representation or warranty, other than the materiality standard used in Sections 2.19 and 3.12. An indemnifying party shall have no liability with respect to any Indemnification Claim under this Agreement until the aggregate Damages with respect to any and all items, matters and occurrences paid, incurred or properly accrued by the indemnified party exceeds Twenty-Five Thousand Dollars ($25,000) (the “Threshold Amount”), whereupon only the amount of such Damages in excess of the Threshold Amount shall be paid by the indemnifying party. So long as Seller is in compliance with its obligations pursuant to Section 1.11 hereof, Seller’s indemnification obligations under

Section 4.2(a) shall not exceed One Million Dollars ($1,000,000) in excess of any amounts paid to or on behalf of the Purchaser Indemnified Parties by Seller’s insurance carriers.

(h)	In no event will any party be liable for any indirect, special or consequential Damages relating to, in connection with or arising out of this Agreement.

(i)	Further, and notwithstanding any provision to the contrary in this Agreement, including without limitation the exclusivity provision contained in Section 4.2(f) and the dollar limitations set forth in Section 4.2(g), each of Seller and Purchaser agrees to promptly reimburse or directly pay on behalf of the other party, upon demand, the amounts set forth in this Section 4.2(i). Seller shall reimburse Purchaser for, or directly pay to Macerich, any “Rent” (including without limitation, “Fixed Minimum Rent,” “Percentage Rent” and “Additional Rent” (in each case as such capitalized terms are defined in the Ventura Lease)) which (i) is outstanding and unpaid as of the Closing Date, or (ii) as a result of any adjustment provided for in the Ventura Lease, may become due thereunder as a result of any insufficient payment(s) of any sum(s) previously paid by Seller. Purchaser shall reimburse Seller for, or directly pay to Macerich, all amounts constituting Assumed Liabilities under the Ventura Lease. Seller and Purchaser each agree to hold the other harmless from and indemnify the other against all Damages resulting from any claims that may be asserted against Macerich by any Broker with whom Seller or Purchaser, respectively, has, or purportedly has, dealt with in connection with the assignment of the Ventura Lease.

4.3 Complete Agreement. This Agreement, including the Exhibits and Schedules hereto, constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, between the parties hereto with regard to the subject matter hereof. This Agreement (a) is not intended to confer upon any Person any rights or remedies hereunder or with respect to the subject matter hereof except as specifically provided in this Agreement; and (b) may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which counterparts shall together constitute a single agreement. Facsimile signatures shall be fully binding and effective for all purposes as if they were original signatures.

4.4 Expenses. All costs and expenses, other than those described in Sections 1.8 and 4.2 hereof, including but not limited to legal and accounting costs and expenses, incurred in connection with this Agreement and the transactions contemplated hereby and the negotiation and execution thereof shall be paid by the party or parties incurring the same.

4.5 Further Action. Seller hereby agrees that, from time to time after the Closing, at Purchaser’s request and without further consideration, Seller shall execute and deliver such other instrument of conveyance, assignment and transfer and take such other action as Purchaser reasonably may require to more effectively convey, transfer to and invest in Purchaser, and to put Purchaser in possession of, all of the Assets. Each Seller irrevocably appoints Purchaser as its attorney-in-fact to execute and deliver such instruments necessary or convenient to convey, transfer to and invest title in Purchaser, and to put Purchaser in possession of, all of the Assets.

4.6 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been received five business days after having been deposited in the United States mail and enclosed in a registered or certified post-paid envelope; at the open of business on the next succeeding business day after having been sent by overnight courier; when scanned by telegraphic communications equipment of the sending party on a business day, or otherwise at the open of business on the next succeeding business day; or when personally delivered on a business day or otherwise at the open of business on the next succeeding business day; and, in each case, addressed to the respective parties at the addresses stated below, or to such other changed addresses that the parties may have fixed by notice in accordance herewith.

If to Seller:	CAH Restaurants of California, LLC
101 The Grove Drive
Los Angeles, CA 90036
Attn: Rick J. Caruso
Telephone: (323) 900-8100
Facsimile: (323) 900-8101

with a copy to:	O’Melveny & Myers LLP
400 South Hope Street
Los Angeles, CA 90071-2899
Attn: C. James Levin, Esq.
Telephone: (213) 430-6578
Facsimile: (213) 430-6407

If to Purchaser:	California Pizza Kitchen, Inc.
6053 W. Century Boulevard, Suite 1100
Los Angeles, CA 90045
Attn: Gregory S. Levin, Vice President and
Chief Financial Officer
Telephone: (310) 342-4654
Facsimile: (310) 568-7754

with a copy to:	Pillsbury Winthrop LLP
725 South Figueroa Street, Suite 2800
Los Angeles, California 90071-5406
Attn: Anna M. Graves, Esq.
Telephone: (213) 488-7164
Facsimile: (213) 226-4017

4.7 Publicity. Without the prior consent of the other party, no party shall, and each party shall cause its directors, officers, shareholders, members, employees, representatives and agents not to, make any public statement or press release with respect to the transactions contemplated by this Agreement or otherwise disclose to any Person the existence, terms, content or effect of this Agreement; provided, however, that if a disclosure is required by law, the party required to make such disclosure shall be permitted to make such disclosure but shall make a good faith effort to consult with the other party hereto before making the required disclosure.

4.8 Mediation. In the event that any dispute relating to or arising out of this Agreement, or any document delivered in connection herewith (“Dispute”), cannot be settled or compromised within twenty (20) days of receipt of the subject claim, the Dispute shall be submitted to mediation on an expedited basis in Los Angeles, California, administered by JAMS, or its successor, in accordance with the JAMS rules and procedures then in effect. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the Dispute and the relief requested, with the expectation that the first mediation shall occur within thirty (30) days of such written request. Purchaser and Seller will cooperate with JAMS and with one another in selecting a neutral mediator from the JAMS panel of neutrals and in scheduling the mediation proceedings. The mediator must be a retired judge or an attorney licensed to practice law in Los Angeles, California and experienced with the subject matter of the Dispute. If the parties are unable to select the mediator, JAMS shall designate the mediator. Purchaser and Seller covenant that they will participate in the mediation in good faith and that they will share equally in the costs of the mediator and related JAMS administrative costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator and any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration, litigation or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may seek equitable relief in the Superior Court situated in Los Angeles, California prior to the mediation to preserve the status quo pending the completion of that process. In the event it is necessary, any party may file a motion in such Superior Court to compel the other party to participate in the mediation and the prevailing party shall be awarded its costs and expenses, including reasonable attorneys’ fees in connection with such motion. If the Dispute is not resolved within ten (10) days after the first mediation session, either party may (i) give written notice to JAMS and the other party that the mediation is terminated and (ii) commence a court action.

4.9 Remedies. In addition to any remedies set out in the specific sections of this Agreement, the parties shall be entitled to any and all legal and equitable remedies, including without limitation, injunctive relief and specific performance, to enforce this Agreement.

4.10 Attorneys’ Fees. If any litigation or arbitration shall ensue between the parties concerning the interpretation of or performance under this Agreement, the prevailing party shall recover from the nonprevailing party or parties its reasonable attorneys’ and other fees as fixed by the court or the arbitrator, as the case may be.

4.11 Construction of Agreement. Any captions to, or headings of, the paragraphs of this Agreement are solely for the convenience of the parties hereto, are not a part of this Agreement, and shall not be used for the interpretation of this Agreement. Where the context so requires, words used in any gender shall be deemed to include other genders, and the singular number shall include the plural and vice versa. The Recitals appearing at the beginning of this Agreement, and the Exhibits and Schedules attached hereto, are hereby incorporated into and are deemed to constitute a part of the operative text of this Agreement. Each party hereto and such party’s counsel have had the full opportunity to review and comment upon, and have reviewed and commented upon, this Agreement, and any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any Exhibits or Schedules attached hereto.

4.12 Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

4.13 Assignment; Successors and Assigns. Neither party may assign its rights hereunder without the other party’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that Purchaser may assign its rights hereunder without Seller’s consent to any affiliate of Purchaser. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment in violation of this Section 4.13 shall be void and of no effect.

4.14 Time of Essence. Time is of the essence of each and every term, condition, obligation, and provision hereof. All references herein to a particular time of day shall be deemed to refer to Pacific Standard Time.

4.15 No Obligations to Third Parties. Except as otherwise expressly provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereto to, any person or entity other than the parties hereto.

4.16 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to any principles or statutes of conflicts of laws.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

PURCHASER:

CALIFORNIA PIZZA KITCHEN, INC., a California corporation

By:	/s/ RICHARD L. ROSENFIELD

Richard L. Rosenfield Co-Chief Executive Officer

SELLER:

CAH RESTAURANTS OF CALIFORNIA, LLC a California limited liability company

By:	/s/ RICK J. CARUSO

Rick J. Caruso President and Chief Executive Officer

ALCOHOLIC BEVERAGE OPERATIONS AGREEMENT

THIS AGREEMENT is made effective the 29th day of December, 2003, (the “Effective Date”), by and between CAH Restaurants of California LLC, a California limited liability company (hereinafter referred to as “Licensee”), and California Pizza Kitchen, Inc., a California corporation (hereinafter referred to as “Applicant”).

W I T N E S S E T H

WHEREAS, Licensee is the owner of the facilities known as California Pizza Kitchen at 3301 E. Main Street, Ventura, California 93003 and California Pizza Kitchen at 100 Promenade Way, Ste A, Westlake Village, California 91362 (the “Restaurants”); and

WHEREAS, Licensee currently holds the following licenses to dispense alcoholic beverages issued by the California Department of Alcoholic Beverage Control at the Restaurants: Type 41 – On-sale beer and wine – eating place (License Number 376073) and Type 41 – On-sale beer and wine – eating place (License Number 365821) (collectively referred to as the “Licenses”); and

WHEREAS, applications are to be filed with the California Department of Alcoholic Beverage Control to transfer the Licenses from Licensee to Applicant; and

WHEREAS, the parties hereto desire to enter into this Agreement pertaining to the sale of alcoholic beverages at the Restaurants during the period prior to the transfer of the Licenses.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1. Permits. Licensee agrees to provide and maintain the Licenses at the Restaurants, including any required renewals, for the period of time between the Effective Date to the Termination Date, as hereinafter defined (the “Interim Period”), and Licensee shall maintain the exclusive right to sell alcoholic beverages at the Restaurants during the Interim Period.

2. Employees. Licensee agrees to permit the employees of Applicant to act as agents for Licensee in dispensing alcoholic beverages at the Restaurants on the condition that such dispensation of alcoholic beverages shall be legally performed under the Licenses and shall conform to and comply with all laws of the State of California, county ordinances and the rules and regulations of the California Department of Alcoholic Beverage Control. The parties agree that this Agreement shall be amended to comply with such laws, ordinances and rules and regulations as necessary. Licensee shall at all times maintain ultimate control of the business and operations regarding the purchase and sale of alcoholic beverages.

3. Term. The term (the “Term”) of this Agreement shall commence on the Effective Date and shall terminate on the earlier of (i) one hundred twenty (120 days)

from the Filing Date and (ii) the date Applicant or its designee is issued the Licenses or temporary permits to dispense alcoholic beverages at the Restaurants (the “Termination Date”). In the event Applicant or its designee has not received the Licenses or temporary permits within one hundred twenty (120) days from the Filing Date due to the acts or the failure to act by the California Department of Alcoholic Beverage Control, Licensee agrees to extend the Term for a reasonable period to be agreed upon by the parties at that time. The term “Filing Date” shall mean the date (which must be on or before January 31, 2004) that Applicant or its designee files applications required to transfer the Licenses .

4. Inventory. Applicant, as agent for Licensee, shall procure and maintain, in a timely manner, such inventory of alcoholic beverages as is reasonably necessary for the normal operation of the Restaurants during the Interim Period. Such inventory shall be purchased and paid for, in full, by Licensee in the normal course of business.

5. Gross Receipts. Licensee shall be entitled to all gross receipts from the sale of alcoholic beverages at the Restaurants until the Termination Date (the “Gross Receipts”).

6. Management Fee. Licensee shall pay Applicant a fee for services rendered hereunder in the amount of $2,000 per week for each full week of the Term. The fee shall be prorated for any partial week and be payable on a bi-weekly basis.

7. Duties. Licensee will prepare, file and remit payment for all tax returns and reports required for the purchase or sale of alcoholic beverages at the Restaurants. A copy will be provided to Applicant. Applicant will provide Licensee all requested information required for Licensee to prepare such tax returns or reports in a timely fashion.

8. INDEMNIFICATION. APPLICANT SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS LICENSEE AND ITS OFFICERS, DIRECTORS, MEMBERS AND MANAGERS FROM AND AGAINST ANY AND ALL FINES, DAMAGES, COSTS, LOSSES, EXPENSES, SUITS, CLAIMS, OR LIABLITIES OF ANY NATURE WHATSOEVER INCLUDING WITHOUT LIMITAITON, ATTORNEYS’ FEES, GOVERNMENTAL FINES OR PENALTIES, ARISING OUT OF OR RESULTING FROM THE USE AND/OR UTILIZATON OF THE LICENSES AT THE RESTAURANTS BY APPLICANT OR THE SALE OF ALCOHOLIC BEVERAGES AT THE RESTAURANTS DURING THE TERM OF THIS AGREEMENT. SUCH INDEMNIFICATION AND HOLD HARMLESS OF LICENSEE BY APPLICANT SHALL SPECIFICALLY EXTEND TO ANY AND ALL INQUIRIES, AUDITS OR EXAMINATIONS CONDUCTED BY THE CALIFORNIA DEPARTMENT OF ALCOHOLIC BEVERAGE CONTROL OR ANY OTHER GOVERNMENTAL AGENCY RELATED TO THE LICENSES.

9. Insurance. Applicant shall obtain and maintain public liability insurance and property damage insurance, including, as necessary, a waiver of liquor liability exclusion, or specific liquor liability coverage, so as to protect Licensee and Applicant against loss or damage from the claims of all persons who may be in, on, or about the Restaurants by the consent or sufferance of Licensee or Applicant.

10. Counterparts. This agreement may be executed in counterparts, all of which, taken together, shall be one original document.

11. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been received five business days after having been deposited in the United States mail and enclosed in a registered or certified post-paid envelope; at the open of business on the next succeeding business day after having been sent by overnight courier; when scanned by telegraphic communications equipment of the sending party on a business day, or otherwise at the open of business on the next succeeding business day; or when personally delivered on a business day or otherwise at the open of business on the next succeeding business day; and, in each case, addressed to the respective parties at the addresses stated below, or to such other changed addresses that the parties may have fixed by notice in accordance herewith.

If to Licensee:	CAH Restaurants of California, LLC
101 The Grove Drive
Los Angeles, CA 90036
Attn: Rick J. Caruso
Telephone: (323) 900-8100
Facsimile: (323) 900-8101

with a copy to:	O’Melveny & Myers LLP
400 South Hope Street
Los Angeles, CA 90071-2899
Attn: C. James Levin, Esq.
Telephone: (213) 430-6578
Facsimile: (213) 430-6407

If to Applicant:	California Pizza Kitchen, Inc.
6053 W. Century Boulevard, Suite 1100
Los Angeles, CA 90045
Attn: Gregory S. Levin, Vice President and
Chief Financial Officer
Telephone: (310) 342-4654
Facsimile: (310) 568-7754

with a copy to:	Pillsbury Winthrop LLP
725 South Figueroa Street, Suite 2800
Los Angeles, California 90071-5406
Attn: Anna M. Graves, Esq.
Telephone: (213) 488-7164
Facsimile: (213) 226-4017

12. Attorneys’ Fees. If any litigation or arbitration shall ensue between the parties concerning the interpretation of or performance under this Agreement, the prevailing party shall recover from the nonprevailing party or parties its reasonable attorneys’ and other fees as fixed by the court or the arbitrator, as the case may be.

13. Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

14. Assignment; Successors and Assigns. Neither party may assign its rights hereunder without the other party’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that Applicant may assign its rights hereunder without Licensee’s consent to any affiliate of Applicant. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment in violation of this Section 14 shall be void and of no effect.

15. No Obligations to Third Parties. Except as otherwise expressly provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereto to, any person or entity other than the parties hereto.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to any principles or statutes of conflicts of laws.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

LICENSEE:

CAH Restaurants of California LLC, a California Limited liability company

By:	/s/ RICK J. CARUSO

Rick J. Caruso, President and Chief Executive Officer

APPLICANT:

California Pizza Kitchen, Inc., a California corporation

By:	/s/ RICHARD L. ROSENFIELD

Richard L. Rosenfield, Co-Chief Executive Officer

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is made and entered into as of December 29, 2003, by CAH RESTAURANTS OF CALIFORNIA LLC, a California limited liability company (“Seller”) and CALIFORNIA PIZZA KITCHEN, INC., a California corporation (“Purchaser”).

Seller and Purchaser have entered into an Agreement for Purchase and Sale of Assets (the “Purchase Agreement”) as of the date hereof. All capitalized terms not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

FOR VALUABLE CONSIDERATION, as set forth in the Purchase Agreement, Seller hereby sells, transfers, assigns and delivers to Purchaser all of the Assets of Seller described more particularly in Section 1.1 of the Purchase Agreement, free and clear of any and all Liens.

Notwithstanding anything to the contrary herein, the Assets transferred hereby shall not include any Excluded Assets. The transfer of Assets contemplated by this Bill of Sale shall occur and be effective, and Purchaser shall have full ownership of and power over all of the Assets, effective immediately upon delivery of this Bill of Sale by Seller.

Seller, at any time after the date of this Bill of Sale, shall execute, acknowledge and deliver any further documents or instruments of transfer reasonably requested by Purchaser and shall take such further action consistent with the terms of this Bill of Sale and the Purchase Agreement that may be reasonably requested by Purchaser for the purpose of granting and confirming to Purchaser, or reducing to Purchaser’s possession, any or all of the Assets referred to in this Bill of Sale.

Seller hereby constitutes and appoints Purchaser, and its successors and assigns, the true and lawful attorney of Seller, with full power of substitution, for Seller and in Seller’s name, place and stead by and on behalf of and for the benefit of Purchaser, and its successors and assigns, to (i) demand and receive from time to time the Assets hereby assigned, transferred and conveyed, and to give receipts and releases for and in respect of the same and any part thereof, and (ii) to execute any instrument of assignment necessary or advisable to accomplish the purposes of this Bill of Sale. Seller hereby declares that the appointment made and the powers hereby granted are coupled with an interest and are and shall be irrevocable by Seller in any manner or for any reason.

Nothing contained in this Bill of Sale shall in any way supersede or in any way affect the provisions set forth in the Purchase Agreement nor shall this Bill of Sale expand or enlarge any remedies under the Purchase Agreement. This Bill of Sale is intended only to effect the transfer of certain property sold and purchased pursuant to the Purchase Agreement and shall be governed entirely in accordance with the terms and conditions of the Purchase Agreement.

This Bill of Sale shall be governed by and construed in accordance with the laws of the State of California, without regard to any statutes or principles of conflicts of laws.

IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale as of the date first written above.

SELLER:	CAH RESTAURANTS OF CALIFORNIA LLC, a California limited liability company

	By:	/s/ RICK J. CARUSO

Rick J. Caruso President and Chief Executive Officer

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”) is made and entered into effective as of December 29, 2003, by and between California Pizza Kitchen, Inc., a California corporation (the “Company”) and Rick Caruso (“Caruso”).

BACKGROUND

A. Caruso is currently serving as a director of the Company.

B. Caruso is the sole manager of CAH Restaurants of California LLC, a California limited liability company (“CAH”). CAH and the Company have entered into an Agreement for Purchase and Sale of Assets (the “Asset Purchase Agreement”) pursuant to which CAH is selling certain assets to the Company (the “Sale”). All capitalized terms which are not otherwise defined herein have the meanings set forth in the Asset Purchase Agreement.

C. As a condition to the closing of the Sale under the Asset Purchase Agreement and as an inducement for Caruso to continue to serve as a director of the Company, the parties have agreed to enter into this Agreement.

AGREEMENT

The Company and Caruso agree as follows:

1. Definitions. For purposes of this Agreement:

(a)	“D&O Insurance” means directors’ and officers’ liability insurance that from time to time may be obtained by and at the sole expense of the Company.

(b)	“Determination” means a determination made by a final adjudication by a court of competent jurisdiction. “Determined” shall have a correlative meaning.

(c)	“Expenses” shall include all reasonable attorneys’ fees, paralegal fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, costs of investigation, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other reasonable disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding, which in each case are actually and reasonably paid or incurred by an Indemnitee.

(d)	“Fines” means any fine, penalty or excise tax.

(e)	“Loss” means any amount that an Indemnitee is required or otherwise obligated to pay as a result of any Proceeding, including, without limitation, (a) all judgments, Fines and amounts paid or payable in settlement, (b) all interest, assessments and other charges paid or payable in connection therewith, and (c) any federal, state, local or foreign taxes imposed

(net of the value to Indemnitee of any tax benefits resulting from tax deductions or otherwise as a result of the actual or deemed receipt of any payments under this Agreement).

(f)	“Proceeding” includes any threatened, pending or completed action, suit, claim, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which the Indemnitee was, is or will be involved as a party or otherwise, by reason of the fact of Caruso’s Status.

2. Indemnity. Subject to the terms and conditions of this Agreement, the Company hereby agrees to indemnify, defend and hold harmless Caruso, CAH, its officers, directors, members, managers, attorneys and representatives (each an “Indemnitee”) from and against any Loss or Expense arising out of or resulting from any Proceeding brought or threatened against an Indemnitee directly, indirectly or derivatively by or on behalf of any shareholder, officer, director, creditor or investor in the Company, but only to the extent arising out of or resulting from Caruso’s participation or interest in the Sale (“Status”). In furtherance of the foregoing indemnification, and without limiting the generality thereof, the Indemnitee shall be entitled to the rights of indemnification provided in this Section 2 if the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding. Pursuant to this Section 2, an Indemnitee shall be indemnified against all Expenses and Losses actually and reasonably incurred by the Indemnitee or on his, her or its behalf in connection with such Proceeding or any claim, issue or matter therein.

3. Contribution in the Event of Joint Liability. Whether or not the indemnification provided in Section 2 hereof is available, in respect of any threatened, pending or completed claim or Proceeding in which the Company is Determined to be jointly and severally liable with the Indemnitee, the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such Proceeding without requiring the Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against the Indemnitee. The Company shall not enter into any settlement of any Proceeding in which the Company is Determined to be jointly and severally liable with the Indemnitee unless such settlement provides for a full and final release of all claims asserted against the Indemnitee.

4. Indemnification for Expenses of a Witness. To the extent that an Indemnitee is a witness in any Proceeding to which the Indemnitee is not a party, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

5. Advancement of Expenses. The Company shall advance all Expenses incurred or reasonably anticipated to be incurred by or on behalf of the Indemnitee in connection with any Proceeding by reason of Caruso’s Status within five (5) days after the receipt by the Company of a request, statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such request, statement or statements shall reasonably evidence the Expenses incurred or reasonably anticipated to be incurred by the Indemnitee. The obligation of the Company to advance

Expenses pursuant to this Section 5 shall be subject to the condition that if, when and to the extent a Determination is made as provided in Section 7(e) hereunder that the Indemnitee would not be permitted to be indemnified as provided therein, then the Company shall be entitled to be reimbursed by the Indemnitee for all amounts theretofore paid in advance. In any event, the obligation of the Indemnitee to reimburse the Company for advances shall be unsecured and no interest shall be charged thereon.

6. Limitations.

(a)	The indemnity obligation set forth in Section 2 and the obligation of the Company to advance Expenses pursuant to Section 5 herein shall apply only to the extent that the Indemnitee has not been indemnified or reimbursed pursuant to any D&O Insurance or otherwise; provided, however, that notwithstanding the availability of such other indemnification, the Indemnitee may claim indemnification and an advance of Expenses pursuant to this Agreement by assigning to the Company, at its request, the Indemnitee’s claims under such insurance or other arrangement to the extent the Indemnitee has been paid by the Company.
(b)	Notwithstanding anything to the contrary contained herein, in no event will the Company be liable for consequential Losses relating to, in connection with or arising out of this Agreement.
(c)	Notwithstanding anything to the contrary contained herein, the Company shall have no obligation to indemnify an Indemnitee for or hold an Indemnitee harmless from any Loss or Expense for which indemnification therefor has been Determined to be prohibited by law.
(d)	Notwithstanding anything to the contrary contained herein, the Company shall have no obligation to indemnify an Indemnitee for or hold an Indemnitee harmless from any Loss or Expense to the extent that such Loss or Expense is based upon or attributable to, or results from, any matter, item or event for which CAH is obligated to indemnify the Company under the Asset Purchase Agreement.

7. Indemnification Procedures.

(a)	After receipt by the Indemnitee of notice of the commencement, or the threat of commencement, of any Proceeding, or upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification hereunder, the Indemnitee shall, if indemnification with respect thereto may be sought from the Indemnitee under this Agreement, notify the Company of the commencement or threat thereof as soon as practicable and in any event within thirty (30) days after the Indemnitee receives notice thereof (but, in all events, at least twenty (20) business days prior to the date that the first answer or response in such Proceeding is due to be filed). The failure to give such notice shall not affect whether the Company is liable for indemnification hereunder unless such failure has prejudiced the Company’s defense of such Proceeding.

(b)	The Company shall give prompt notice of the commencement of any Proceeding to the insurers under any then-effective D&O Insurance in accordance with the procedures set forth in the respective policies in favor of the Indemnitee. The Company shall thereafter take all necessary and desirable action to cause such insurers to pay, on behalf of the Indemnitee, all Losses and Expenses payable as a result of such Proceeding in accordance with the terms of such policies.

(c)	To the extent the Company does not, at the time of the commencement, or the threat of commencement, of any Proceeding, have applicable D&O Insurance, or if any or all insurers under then-effective D&O Insurance shall fail for any reason to pay part or all of the Expenses of such Proceeding to an Indemnitee as and when incurred by the Indemnitee (whether in advance of the final disposition thereof or otherwise), the Company shall be obligated to and shall pay the Expenses of any such Proceeding (or any part thereof not paid by the insurers under then-effective D&O Insurance) as and when incurred by the Indemnitee (whether in advance of the final disposition thereof or otherwise) if so requested by the Indemnitee pursuant to Section 5 hereof. The Company may contest and defend the Proceeding so long as it diligently contests and defends the Proceeding. Notice of the Company’s intention to contest and defend shall be given by the Company to the Indemnitee within twenty (20) business days after the Indemnitee delivers notice of the Proceeding (but, in all events, at least ten (10) business days prior to the date that the first answer or other response in such Proceeding is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Company and approved by the Indemnitee (which approval will not be unreasonably withheld or delayed). The Indemnitee shall be entitled, at its own cost and expense (which expense shall not constitute Expenses hereunder unless the Indemnitee reasonably determines that the Company is not adequately representing or, because of a conflict of interest, may not adequately represent, the interests of the Indemnitee, and has provided the Company with timely notice of such determination, and then only to the extent that such Expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or his own choosing. If the Indemnitee elects to participate in such defense, the Indemnitee will cooperate with the Company in the conduct of such defense. Neither the Company nor the Indemnitee may concede, settle or compromise any Proceeding without the consent of the other party, which consent will not be unreasonably withheld or delayed in light of all factors of importance to such party.

(d)	All payments on account of the Company’s indemnification obligations under this Agreement shall be made within twenty (20) business days of the Indemnitee’s written request therefor; provided that all payments on account of the Company’s obligations under Section 7(c) or Section 5 of this Agreement prior to the final disposition of any Proceeding shall be made within five (5) business days of the Indemnitee’s written request therefor, subject to Section 7(e) of this Agreement. If such payment is not made within twenty (20) business days of the Indemnitte’s written request, the right to indemnification as provided by this Agreement shall be enforceable by the Indemnitee in any court of competent jurisdiction. An Indemnitee’s Expenses incurred in connection with any Proceeding concerning his or its right to indemnification or advances in whole or in part pursuant to this Agreement shall also be indemnified by the Company in the event it is Determined that the Indemnitee is entitled to indemnification in such Proceeding.

(e)	Each Indemnitee agrees that such Indemnitee shall reimburse the Company for all Losses and Expenses paid by the Company in connection with any Proceeding in the event and only to the extent that a Determination shall have been made that any indemnification hereunder is unlawful.

8. Non-Exclusivity; Subrogation.

(a)	The rights of indemnification and advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may at any time be entitled. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b)	In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

9. Duration of Agreement; Survival of Rights. All agreements and obligations of the Company contained herein shall continue so long as the Indemnitee shall be subject to any Proceeding by reason of Caruso’s Status, whether or not he is acting or serving in any such capacity at the time any Loss or Expense is incurred for which indemnification can be provided under this Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives. This Agreement shall continue in effect regardless of whether the Indemnitee continues to serve as a director of the Company.

10. Enforcement.

(a)	The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Caruso to continue serving as a director of the Company, and the Company acknowledges that Caruso is relying upon this Agreement in continuing to serve as a director of the Company.

(b)	This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

11. Severability. If any provision or provisions of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, illegal or otherwise unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

12. Modification and Waiver. No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

13. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been received five business days after having been deposited in the United States mail and enclosed in a registered or certified post-paid envelope; at the open of business on the next succeeding business day after having been sent by overnight courier; when scanned by telegraphic communications equipment of the sending party on a business day, or otherwise at the open of business on the next succeeding business day; or when personally delivered on a business day or otherwise at the open of business on the next succeeding business day; and, in each case, addressed to the respective parties at the addresses stated below, or to such other changed addresses that the parties may have fixed by notice in accordance herewith.

If to an Indemnitee:	CAH Restaurants of California, LLC
101 The Grove Drive
Los Angeles, CA 90036
Attn: Rick J. Caruso
Telephone: (323) 900-8100
Facsimile: (323) 900-8101

with a copy to:	O’Melveny & Myers LLP
400 South Hope Street
Los Angeles, CA 90071-2899
Attn: C. James Levin, Esq.
Telephone: (213) 430-6578
Facsimile: (213) 430-6407

If to Company:	California Pizza Kitchen, Inc.
6053 W. Century Boulevard, Suite 1100
Los Angeles, CA 90045
Attn: Gregory S. Levin, Vice President and
Chief Financial Officer
Telephone: (310) 342-4654
Facsimile: (310) 568-7754

with a copy to:	Pillsbury Winthrop LLP
725 South Figueroa Street, Suite 2800
Los Angeles, California 90071-5406
Attn: Anna M. Graves, Esq.
Telephone: (213) 488-7164
Facsimile: (213) 226-4017

14. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

15. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

16. Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California without application of the conflict of laws principles thereof.

17. Gender. Use of a pronoun of either gender or neuter shall include, as appropriate, the other pronoun forms.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

CALIFORNIA PIZZA KITCHEN, INC. a California corporation

By:	/s/ RICHARD L. ROSENFIELD

Richard L. Rosenfield Co-Chief Executive Officer

On behalf of all INDEMNITEES

/s/ RICK J. CARUSO

Rick J. Caruso

AMENDMENT TO RETAIL CENTER LEASE AGREEMENT

This Amendment to Retail Center Lease Agreement (this “Amendment”) is made and entered into as of December 29, 2003, by and between California Pizza Kitchen, Inc., a California corporation (hereinafter referred to as “Tenant”) and Westlake Promenade, LLC, a California limited liability company (hereinafter referred to as “Landlord”).

WHEREAS, Landlord and U.S.A. Investment, Inc., a California corporation, and CAH Restaurants of California, LLC, a California limited liability company (“CAH”) entered into that certain Retail Center Lease Agreement dated as of June 9, 1997 (the “Lease”), pertaining to the premises located in the Retail Center in Thousand Oaks, California and more particularly described in the Lease (the “Premises”), and

WHEREAS, CAH and Tenant have executed an Assignment and Assumption of Lease, dated as of December 29, 2003, whereby CAH assigned all of its right, title and interest as tenant under the Lease to Tenant, and

WHEREAS, the parties hereto desire to amend the Lease as provided in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants, agreement, representations and warranties contained in this Amendment, the parties agree as follows:

1. Paragraph G of the Basic Lease Provisions of the Lease is amended to read in full as follows:

“G.	Minimum Rent Adjustment: means twelve percent (12%) fixed increases over the Minimum Rent, which increases shall be made on each fifth (5th) anniversary of the Commencement Date (“Adjustment Anniversary”) during the Term and Option Periods.”

2. Paragraph R of the Basic Lease Provisions is amended to read in full as follows:

“R.	Tenant’s Address For Notices and Telephone Number:

California Pizza Kitchen, Inc.
6053 West Century Boulevard
11th Floor
Los Angeles, California 90045-6442
Attention: President
Telephone: (310) 342-5000
Facsimile: (310) 342-4669

3. Landlord and Tenant agree that Common Area Operating Expenses, as defined in Section 6.7 of the Lease, shall not include amounts for which Landlord is reimbursed pursuant to its insurance policies, depreciation charges (other than expressly provided herein), interest and principal payments on loans, legal and other fees, leasing commissions, advertising expenses and other costs incurred in connection with leasing or altering or improving other space in the Retail Center or enforcing Landlord’s rights against other tenants or occupants of the Retail Center for which such other tenants or occupants are responsible, and any fines or penalties incurred by Landlord due to violation by Landlord of Code Requirements. In the event that Landlord makes a capital expenditure in connection with Common Area operations, Landlord shall amortize the expenditure over the useful life of the improvement, which amortization amount plus interest thereon at Landlord’s cost of money, shall be added to the Common Area Operating Expenses.

4. Section 7.1.2 of the Lease is amended to read in full as follows:

“7.1.2 Advertising. Tenant agrees that its advertisements of the location of the Premises shall use the name of the Retail Center.”

5. Section 11.1.4(iv) of the Lease is amended to read in full as follows:

“ (iv) The deductible on Tenant’s commercial general liability policy shall be a commercially reasonable amount.”

6. If (a) damage occurs during the last twenty-four (24) months of the Term for which Landlord has the option pursuant to Section 12.2 of the Lease to elect to terminate the Lease, and (b) Tenant has any options to extend the Term, and the time for exercising such option has not lapsed, then before Landlord may exercise its option to terminate the Lease pursuant to Section 12.2, Landlord shall notify Tenant that such damage has occurred. Tenant shall have sixty (60) days following receipt of Landlord’s notice of such damage in which to exercise Tenant’s option to extend the Term and thereby render the option of Landlord to terminate the Lease pursuant to Section 12.2 unavailable.

7. The second and third sentences of Section 14.1 are amended to read in full as follows:

“Except in the event that the common stock of Tenant is traded on the New York or American Stock Exchanges or the NASDAQ, a change or changes (whether by one or more transactions) in ownership of Tenant, whether by sale, assignment, whether or not for value, by operation of law, gift, will or intestacy, which aggregates more than fifty percent (50%) of the issued and outstanding voting capital stock of Tenant, shall be deemed an assignment of this Lease under this Section. A transfer or series of transfers of stock, which aggregates less than fifty percent (50%) of the issued and outstanding voting capital stock of Tenant shall not be considered an assignment requiring Landlord’s consent.”

8. The second sentence of Section 14.2 is amended to read in full as follows:

“The term “Affiliate” shall mean a corporation, partnership, limited partnership, limited liability company or other entity: (i) which is wholly owned

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by Tenant; or (ii) which owns more than fifty percent (50%) of the voting control of Tenant (a “Parent”); or (iii) of which Tenant or a Parent owns more than fifty percent (50%) of the voting control; or (iv) is a successor to Tenant by consolidation, merger, or non-bankruptcy reorganization or nongovernment action; or (v) is a purchaser of a controlling voting interest in Tenant or a majority of the assets of Tenant located in Southern California, provided that as of the date described in this subsection (v) the transferee has the financial ability to fully and timely perform the Tenant’s obligations hereunder.”

9. The fourth sentence of Section 20.7 of the Lease, beginning “Tenant hereby irrevocably,” is deleted in its entirety.

10. Section 20.8 of the Lease is deleted in its entirety.

11. Except as modified by this Amendment, all the other terms and conditions of the Lease remain unchanged. As amended, the Lease continues in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment to Retail Center Lease Agreement as of the date first written above.

WESTLAKE PROMENADE, LLC, A California limited liability company		CALIFORNIA PIZZA KITCHEN, INC a California corporation

By	/s/ RICK J. CARUSO	By	/s/ GREGORY S. LEVIN

Title	Manager	Title	VP & CFO

	“Landlord”		“Tenant”

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